UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                         Streicher Mobile Fueling, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    862924107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 30, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   862924107
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Triage Capital LF Group, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,141,315

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,141,315

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,141,315

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.81%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

CUSIP No.   862924107
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Leonid Frenkel

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,141,315

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,141,315

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,141,315

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.81%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No.   862924107
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Triage Capital Management B, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     657,997

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     657,997

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     657,997

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.66%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No.   862924107
            ---------------------

Item 1(a).  Name of Issuer:

            Streicher Mobile Fueling, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            200 West Cypress Creek Road, Suite 400
            Fort Lauderdale, Florida  33309
            --------------------------------------------------------------------

Item 2(a).  Names of Persons Filing:

            Triage Capital LF Group, LLC; Leonid Frenkel;
            Triage Capital Management B, L.P.

      (b).  Address of Principal Business Office, or if None, Residence:

            Triage Capital LF Group, LLC
            401 City Avenue
            Suite 800
            Bala Cynwyd, PA 19004

            Leonid Frenkel
            c/o Triage Capital LF Group, LLC
            401 City Avenue
            Suite 800
            Bala Cynwyd, PA 19004

            Triage Capital Management B, L.P.
            401 City Avenue
            Suite 800
            Bala Cynwyd, PA 19004
            --------------------------------------------------------------------

      (c).  Citizenship:

            Triage Capital LF Group, LLC - Delaware
            Leonid Frenkel - United States of America
            Triage Capital Management B, L.P. - Delaware
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $.01 (the "Common Stock")
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            862924107
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Triage Capital LF Group, LLC - 1,141,315
         Leonid Frenkel - 1,141,315
         Triage Capital Management B, L.P. - 657,997
         -----------------------------------------------------------------------

     (b) Percent of class:

         Triage Capital LF Group, LLC - 9.81%
         Leonid Frenkel - 9.81%
         Triage Capital Management B, L.P. - 5.66%
         -----------------------------------------------------------------------

     (c) Number of shares as to which the person has:

         Triage Capital LF Group, LLC

          (i)   Sole power to vote or to direct the vote               0
                                                             ------------------,

          (ii)  Shared power to vote or to direct the vote     1,141,315
                                                             ------------------,

          (iii) Sole power to dispose or to direct the
                disposition of                                         0
                                                             ------------------,

          (iv)  Shared power to dispose or to direct the
                disposition of                                 1,141,315
                                                             ------------------.

         Leonid Frenkel

          (i)   Sole power to vote or to direct the vote               0
                                                             ------------------,

          (ii)  Shared power to vote or to direct the vote     1,141,315
                                                             ------------------,

          (iii) Sole power to dispose or to direct the
                disposition of                                         0
                                                             ------------------,

          (iv)  Shared power to dispose or to direct the
                disposition of                                 1,141,315
                                                             ------------------.

        Triage Capital Management B, L.P.

          (i)   Sole power to vote or to direct the vote               0
                                                             ------------------,

          (ii)  Shared power to vote or to direct the vote       657,997
                                                             ------------------,

          (iii) Sole power to dispose or to direct the
                disposition of                                         0
                                                             ------------------,

          (iv)  Shared power to dispose or to direct the
                disposition of                                   657,997
                                                             ------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Leonid Frenkel is the managing member of Triage Capital LF Group, LLC, a Delaware limited liability company, that serves as the general partner to the general partner which exercises investment discretion over the accounts of a number of investment vehicles. None of those investment vehicles (with the exception of Triage Capital Management B, L.P.) has beneficial ownership of 5% or more of the class of Common Stock.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not applicable.
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not applicable.
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not applicable.
         -----------------------------------------------------------------------

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  July 11, 2006

                                     Triage Capital LF Group, LLC*

                                     By: /s/ Leonid Frenkel
                                         ------------------------
                                             Leonid Frenkel
                                             Managing Member

                                     /s/ Leonid Frenkel*
                                     -------------------
                                     Leonid Frenkel

                                     Triage Capital Management B, L.P.*

                                     By: /s/ Leonid Frenkel
                                         ------------------------
                                             Leonid Frenkel
                                             On behalf of its general partner



* The Reporting Persons disclaim beneficial ownership in the Common Stock, except to the extent of his or its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated July 11, 2006 relating to the Common Stock par value $0.01 per share of Streicher Mobile Fueling, Inc., shall be filed on behalf of the undersigned.



                                     /s/ Leonid Frenkel
                                     ------------------
                                     Leonid Frenkel



                                     Triage Capital LF Group, LLC

                                     By: /s/ Leonid Frenkel
                                         -------------------
                                             Leonid Frenkel
                                             Managing Member



                                     Triage Capital Management B, L.P.

                                     By: /s/ Leonid Frenkel
                                         -------------------
                                              Leonid Frenkel
                                              On behalf of its general partner







SK 03108 0006 685194